Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Doug Cooper (212) 615-7103

MILLER INDUSTRIES REPORTS 2022 SECOND QUARTER RESULTS

CHATTANOOGA, Tenn., August 3, 2022/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the second quarter ended June 30, 2022.

For the second quarter of 2022, net sales were $201.5 million, an increase of 11.2%, compared to $181.2 million for the second quarter of 2021. Net income in the second quarter of 2022 was $3.8 million, or $0.33 per diluted share, compared to net income of $6.5 million, or $0.57 per diluted share, in the prior year period, for decreases of 42.3% and 42.1%, respectively.

Gross profit for the second quarter of 2022 was $18.4 million, or 9.1% of net sales, compared to $20.6 million, or 11.4% of net sales, for the second quarter of 2021. Selling, general and administrative expenses were $12.7 million, or 6.3% of net sales, compared to $12.0 million, or 6.6% of net sales, in the prior year period.

For the six months ended June 30, 2022, net sales were $417.0 million, an increase of 18.8% compared to $351.1 million in the prior year period. The Company reported net income of $5.8 million, or $0.51 per diluted share for the first six months of 2022, compared to net income of $9.7 million, or $0.85 per diluted share for the first six months of 2021, for decreases of 39.9% and 40.0%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable September 12, 2022, to shareholders of record at the close of business on September 5, 2022, the forty-seventh consecutive quarter that the Company has paid a dividend.

“Supply chain issues persisted during the quarter, however, despite this, we were pleased with our ability to improve profitability as we navigate these challenging times,” said William G. Miller, II, Chief Executive Officer of the Company. “We continued to experience issues securing certain parts, which impacted the amount of finished goods we could deliver and our overall revenue growth. That said, the price increases we enacted through the first and second quarters of 2022 have begun to take effect and, as a result, profitability improved sequentially in the quarter, despite a slightly unfavorable product mix that impacted our consolidated gross margin.”

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MILLER INDUSTRIES REPORTS 2022 SECOND QUARTER RESULTS	PAGE 2

Mr. Miller, II continued, “We continue to be extremely encouraged with the demand for our products and how this contributes to the continued strength in our backlog, as our backlog grew substantially in the second half of 2021 and has remained very stable to date in 2022. To meet this demand for our products, we are continuing our strategy of accumulating available inventory to service customers and quickly complete and deliver finished goods as soon as part sourcing allows, all while keeping disciplined capital allocation as a top priority. In the meantime, we will continue to focus on improving operational efficiency, mitigating inflationary impacts, providing excellent service to our customers, and delivering value for all stakeholders.”

“Although supply chain pressures are ever present in both our North American and foreign markets, we remain optimistic about our business’ long-term fundamentals. We have yet to see any significant slowdown in demand, despite the ongoing conflict in Ukraine. While the consequences of the war between Russia and Ukraine, and its ultimate effect on our business, are difficult to predict, we are encouraged by initial demand signals and the fact that the conflict has had limited impact on our European operations thus far,” concluded Mr. Miller, II.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, August 4, 2022, at 2:00 PM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/6PQLokV4V83

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through August 11, 2022. The replay number is 1-844-512-2921, Passcode 13731792.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2022 SECOND QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, petroleum-related products, including as a result of increased demand from improving market conditions, general inflation, the war in Ukraine, the impact of the COVID-19 pandemic and supply chain difficulties; economic and market conditions, including the negative impacts on the Company’s customers, suppliers and employees from increasing inflationary pressures, economic and geopolitical uncertainties and the continuing negative impacts of the COVID-19 pandemic; our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; increased employee turnover rates and problems hiring or retaining skilled labor to manufacture our products; our customers’ and end users’ access to capital and credit to fund purchases; operational challenges caused by increased sales volumes as the economy and our markets recover from the COVID-19 pandemic; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation, and geopolitical instability such as the war in Ukraine; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2022	2021	Change	2022	2021	Change
NET SALES	$201,500	$181,158	11.2%	$417,045	$351,070	18.8%

COSTS OF OPERATIONS	183,126	160,568	14.0%	383,331	314,649	21.8%

GROSS PROFIT	18,374	20,590	(10.8)%	33,714	36,421	(7.4)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	12,651	12,019	5.3%	25,037	23,070	8.5%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	628	340	84.7%	1,046	615	70.1%

Other (Income) Expense, Net	275	(48)	(672.9)%	327	228	43.4%

Total Expense, Net	13,554	12,311	10.1%	26,410	23,913	10.4%

INCOME BEFORE INCOME TAXES	4,820	8,279	(41.8)%	7,304	12,508	(41.6)%

INCOME TAX PROVISION	1,063	1,763	(39.7)%	1,482	2,814	(47.3)%

NET INCOME	$3,757	$6,516	(42.3)%	$5,822	$9,694	(39.9)%

BASIC INCOME PER COMMON SHARE	$0.33	$0.57	(42.1)%	$0.51	$0.85	(40.0)%

DILUTED INCOME PER COMMON SHARE	$0.33	$0.57	(42.1)%	$0.51	$0.85	(40.0)%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.36	$0.36	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,417	11,411	0.1%	11,417	11,411	0.1%
Diluted	11,417	11,411	0.1%	11,421	11,411	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	June 30,
	2022	December 31,
	(Unaudited)	2021
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$31,129	$54,332
Accounts receivable, net of allowance for credit losses of $1,230 and $1,155 at June 30, 2022 and December 31, 2021, respectively	191,246	153,977
Inventories, net	141,191	114,908
Prepaid expenses	7,446	5,751
Total current assets	371,012	328,968
NONCURRENT ASSETS:
Property, plant and equipment, net	113,550	96,496
Right-of-use assets - operating leases	1,050	1,231
Goodwill	11,619	11,619
Other assets	618	533
TOTAL ASSETS	$497,849	$438,847

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$137,702	$119,029
Accrued liabilities	25,397	24,866
Current portion of operating lease obligation	326	361
Current portion of finance lease obligation	4	15
Total current liabilities	163,429	144,271
NONCURRENT LIABILITIES:
Long-term obligations	40,000	—
Noncurrent portion of operating lease obligation	722	870
Deferred income tax liabilities	5,232	5,170
Total liabilities	209,383	150,311

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,416,716 and 11,410,728 outstanding at June 30, 2022 and December 31, 2021, respectively	114	114
Additional paid-in capital	151,946	151,449
Accumulated surplus	143,631	141,918
Accumulated other comprehensive loss	(7,225)	(4,945)
Total shareholders' equity	288,466	288,536
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$497,849	$438,847